As filed with the Securities and Exchange Commission on July 22, 2011

Registration No. 333-127899

Registration No. 333-127900

Registration No. 333-150441

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	13-4271875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Rockefeller Plaza

New York, New York 10019

(Addresses of Principal Executive Offices) (Zip Code)

WMG Parent Corp. LTIP Stock Option Agreements

Warner Music Group Corp. 2005 Omnibus Award Plan

Stock Option Agreement for Paul-Rene Albertini

Stock Option Agreement for Gerolamo Caccia

Stock Option Agreement for Jason Flom

Stock Option Agreement for David Foster

Stock Option Agreement for Craig Kallman

Stock Option Agreement for Lachlan Rutherford

Stock Option Agreement for Michael Ward

Stock Option Agreement for Tom Whalley

Restricted Stock Award Agreement for Paul-Rene Albertini

Restricted Stock Award Agreement for Richard Blackstone

Restricted Stock Award Agreement for Edgar Bronfman, Jr.

Restricted Stock Award Agreement for Lyor Cohen

Restricted Stock Award Agreement for Michael D. Fleisher

Restricted Stock Award Agreement for Julie Greenwald

Restricted Stock Award Agreement for David H. Johnson

Restricted Stock Award Agreement for Kevin Liles

Restricted Stock Award Agreement for Nick Phillips

Restricted Stock Award Agreement for Alex Zubillaga

Director Restricted Stock Award Agreement for Richard Bressler

Warner Music Group Corp. Amended and Restated 2005 Omnibus Award Plan

(Full title of the plan)

Paul M. Robinson, Esq.

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

(Name and address of agent for service)

(212) 275-2000

(Telephone number, including area code, of agent for service)

copy to:

Matthew E. Kaplan, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements of Warner Music Group Corp. (the “Company”) on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”):

•

Registration Statement No. 333-127899, registering an aggregate of 8,416,744 shares of Common Stock (including 1,303,791 shares of Common Stock underlying options granted pursuant to the WMG Parent Corp. LTIP Stock Option Agreements, 1,034,000 shares of Common Stock granted under the Warner Music Group Corp. 2005 Omnibus Award Plan, 2,377,133 additional shares of Common Stock issuable under the Warner Music Group Corp. 2005 Omnibus Award Plan, and 3,701,850 shares of Common Stock underlying options granted pursuant to Stock Option Agreements with certain individuals), and an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions;

•

Registration Statement No. 333-127900, registering 8,305,390.72 shares of restricted Common Stock issuable under Restricted Stock Award Agreements with certain individuals, and an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions; and

•	Registration Statement No. 333-150441, registering an aggregate of 16,500,000 additional shares of Common Stock for issuance under the Amended and Restated 2005 Omnibus Award Plan.

On May 6, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Airplanes Music LLC, a Delaware limited liability company (“Parent”) and Airplanes Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”) on July 20, 2011, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment No. 1 as to each Registration Statement, pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of each of the Registration Statements. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on July 22, 2011.

WARNER MUSIC GROUP CORP.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President and General Counsel